Exhibit 99.2

Nash-Finch Company

Unaudited Pro Forma Combined Financial Statements as of January 1, 2005 and for the fiscal year ended January 1, 2005

Introduction to Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements are based on the historical financial statements of Nash-Finch Company (“Nash Finch”) and of the Lima, Ohio and Westville, Indiana Wholesale Distribution Divisions and the Van Wert, Ohio and Ironton, Ohio Retail Stores of Roundy’s Supermarkets, Inc. (“the Business”)  after giving effect to the acquisition by Nash Finch of substantially all of the assets of the Business, certain financing transactions described below, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements. On March 31, 2005, Nash Finch completed the purchase from Roundy’s of substantially all of the assets relating to the Business.  The cash purchase price for the transaction was $225.7 million, subject to adjustment based upon changes in the net assets of the Business acquired through the closing date.  A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values is expected during the third quarter of fiscal 2005.  Nash Finch financed the acquisition by using cash on hand, borrowings under its senior secured credit facility, and proceeds from the private placement of senior subordinated convertible notes due 2035, the borrowings and sale of notes referred to as the “financing transactions.”

The unaudited pro forma combined financial statements should be read in conjunction with the audited historical financial statements of Nash Finch found in its Annual Report on Form 10-K for the fiscal year ended January 1, 2005, and the audited combined financial statements of the Business found in Item 9.01(a) and Exhibit 99.1 of this Current Report on Form 8-K/A.

The unaudited pro forma combined balance sheet as of January 1, 2005 combines the audited consolidated balance sheet of Nash Finch as of January 1, 2005 and the audited combined balance sheet of the Business as of the same date, with pro forma adjustments as if the acquisition and the financing transactions had occurred on January 1, 2005.  The unaudited combined statement of income for the year ended January 1, 2005 combines the audited consolidated statement of operations of Nash Finch for the fiscal year ended January 1, 2005 with the audited combined statement of income of the Business for the fiscal year ended January 1, 2005, with pro forma adjustments as if the acquisition and financing transactions had occurred on January 4, 2004.

The unaudited pro forma combined financial statements presented are for informational purposes only and do not purport to represent what Nash Finch’s financial position or results of operations would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project Nash Finch’s financial position or results of operations for any future date or period.  The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that Nash Finch may achieve in combining the Business with Nash Finch’s operations nor do they include the effect of any repayments of the borrowings under the senior secured credit facility that have already occurred or that are planned. For purposes of preparing Nash Finch’s consolidated financial statements subsequent to the acquisition, Nash Finch will establish a new basis for the assets and liabilities of the Business based upon the fair values thereof and Nash Finch’s purchase price, including the costs of the acquisition.  A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been completed.  Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma combined financial statements.  Nash Finch will perform an evaluation to determine the fair value of the assets and liabilities of the Business and will make appropriate purchase accounting adjustments upon completion of that evaluation.   In addition, the net tangible assets of the Business that Nash Finch acquired as of March 31, 2005 differed from the net tangible assets presented in the unaudited combined pro forma balance sheet as of January 1, 2005. As a result of these factors, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein.

NASH FINCH COMPANY

Pro Forma Combined Balance Sheet

As of January 1, 2005

(in thousands)

			Pro Forma		Pro Forma
	Nash Finch	The Business	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$5,029	3,869	(8,898)	(a)	—
Accounts and notes receivable, net	157,397	26,012	—		183,409
Inventories	213,343	49,639	—		262,982
Prepaid expenses	15,524	269	—		15,793
Deferred tax assets	9,294	—	—		9,294
Total current assets	400,587	79,789	(8,898)		471,478

Investments in marketable securities	1,661	—	—		1,661
Notes receivable, net	26,554	1,312	—		27,866

Net property, plant and equipment	213,669	34,198	24,810	(b)	272,677

Deferred tax asset, net	2,560	—	—		2,560
Goodwill	147,435	33,879	60,029	(c)	241,343
Other assets	23,162	5,123	34,362	(d)	62,647
Total assets	$815,628	154,301	110,303		1,080,232

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$11,344	—	599	(e)	11,943
Current maturities of long-term debt and capitalized lease obligations	5,440	—	—		5,440
Accounts payable	180,359	34,596	—		214,955
Accrued expenses	72,200	7,222	2,100	(f)	81,522
Income taxes payable	10,819	—	—		10,819
Total current liabilities	280,162	41,818	2,699		324,679

Long-term debt	199,243	—	220,087	(g)(h)	419,330
Capitalized lease obligations	40,360	—	—		40,360
Other liabilities	21,935	—	—		21,935
Stockholders’ equity	273,928	112,483	(112,483)	(i)	273,928

Total liabilities and stockholders’ equity	$815,628	154,301	110,303		1,080,232

See accompanying notes to unaudited pro forma combined financial statements

NASH FINCH COMPANY

Pro Forma Combined Statement of Income

Year Ended January 1, 2005

(in thousands, except per share amounts)

	Nash Finch	The Business	Pro Forma Adjustments		Pro Forma Combined

Sales	$3,897,074	956,313	—		4,853,387

Cost and expenses:
Cost of sales	3,474,329	868,708	16,618	(j)	4,359,655
Selling, general and administrative	295,524	63,926	(21,001)	(k)	338,449
Special charges	34,779	—	—		34,779
Extinguishment of debt	7,204	—	—		7,204
Depreciation and amortization	40,241	4,417	5,428	(l)	50,086
Interest expense, net	25,798	3,861	6,183	(m)	35,842
Total cost and expense	3,877,875	940,912	7,228		4,826,015

Earnings from continuing operations before tax	19,199	15,401	(7,228)		27,372

Income tax expense	4,322	5,790	(3,136)	(n)	6,976

Earnings from continuing operations	14,877	9,611	(4,092)		20,396

Discontinued operations:
Gain on disposition	91	—	—		91
Tax expense	36	—	—		36
Net earnings from discontinued operations	55	—	—		55

Net earnings/(loss)	$14,932	9,611	(4,092)		20,451

Basic earnings per common share:
Net earnings/(loss)	$1.20	—	—		1.64
Weighted average common shares outstanding	12,450	—	—		12,450

Diluted earnings per common share:
Net earnings	$1.18	—	—		1.62
Weighted average common shares outstanding	12,657	—	—		12,657
Dividends declared per common share	$.54	—	—		.54

See accompanying notes to unaudited pro forma combined financial statements

Nash Finch Company

Notes to Pro Forma Combined Financial Statements

(Unaudited)

Note 1 – Basis of Presentation

On March 31, 2005, Nash Finch completed the purchase of substantially all of the assets of the Business, which refers to the Lima, Ohio and Westville, Indiana Wholesale Distribution Divisions and the Van Wert, Ohio and Ironton, Ohio Retail Stores of Roundy’s Supermarkets, Inc. Nash Finch also assumed certain trade payables and accrued expenses associated with the assets being acquired, but did not assume any indebtedness in connection with the acquisition. Nash Finch financed the acquisition by using cash on hand, borrowings under its senior secured credit facility, and proceeds from the private placement of senior subordinated convertible notes due 2035, the borrowings and the sale of notes referred to as the “financing transactions.”

The unaudited pro forma combined balance sheet as of January 1, 2005 combines the audited consolidated balance sheet of Nash Finch as of January 1, 2005 and the audited combined balance sheet of the Business as of the same date, with pro forma adjustments as if the acquisition and the financing transactions occurred on January 1, 2005.

The unaudited pro forma combined statement of income for the fiscal year ended January 1, 2005 combines the audited consolidated statement of income of Nash Finch for the fiscal year ended January 1, 2005 with the audited combined statement of income and changes in parent company investment of the Business for the fiscal year ended January 1, 2005, with pro forma adjustments as if the acquisition and financing transactions occurred on January 4, 2004.

In determining the estimated fair value of acquired tangible and intangible assets for purposes of this pro forma financial information, Nash Finch has utilized generally accepted valuation techniques, coupled with available historical information and future assumptions. The results of that assessment are preliminary and subject to adjustment. Nash Finch has engaged a third party valuation specialist to perform a valuation. Such valuation will include an evaluation of the propriety of data utilized in the valuation models as well as the reasonableness of the resultant fair values and depreciation and amortization periods. Upon completion of the third party valuation, which is currently in progress, the estimated fair values, related depreciation and amortization periods, and depreciation and amortization charges are subject to change.

The accompanying unaudited pro forma combined financial statements have been prepared for illustrative purposes only and do not purport to represent what Nash Finch’s financial position or results of operation would have been as of the date or for the period presented had the acquisition and the financing transactions in fact occurred on such date or at the beginning of the period indicated, or to project Nash Finch’s financial position or results of operation for any future date or period.

Note 2 – Purchase Price Allocation

Under business combination accounting, the total purchase price will be allocated to the net tangible assets and identifiable intangible assets of the Business based on their estimated fair values as of March 31, 2005. The excess of the purchase price over the net tangible assets and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation as of January 1, 2005, the total preliminary purchase price was allocated as follows (in thousands):

Total Current Assets	$75,920
Net Fixed Assets	59,008
Goodwill	93,908
Intangibles	34,600
Other assets	6,198
Liabilities	(43,919)

Total preliminary purchase price allocation	$225,715

The foregoing allocation of the purchase price is preliminary and is based on information that was available to management at the time the unaudited combined financial statements were prepared. Accordingly, the allocation will change and the impact of such changes on goodwill could be material.

Note 3 – Unaudited Pro Forma Adjustments to Combined Financial Statements

(a)          Eliminates (i) cash of the Business that was not  acquired by Nash Finch under the terms of  the asset purchase agreement with Roundy’s and (ii) cash on hand utilized by Nash Finch to effect the acquisition as follows (in thousands):

Adjust out cash not purchased (as of January 1, 2005)	$3,869
Available cash used in the acquisition (as of January 1, 2005)	5,029
Cash subtracted from the pro forma	$8,898

(b)         Adjustment includes (i) the difference between the preliminary fair value estimate of the Business’ property, plant and equipment and its historical book value, and (ii) the preliminary fair value of tractors and trailers that were acquired by Nash Finch under the terms of the asset purchase agreement with Roundy’s but which were not included in the combined balance sheet of the Business, as follows (in thousands):

Tractors and trailers acquired	$9,052
Step up in value of fixed assets	15,758
Pro forma adjustment to value of fixed assets	$24,810

(c)  Determination of pro forma goodwill adjustments as of January 1, 2005 (in thousands):

Pro forma goodwill (as of January 1, 2005)	$93,908
Less Business’ historical goodwill	33,879
Pro forma adjustment to goodwill (as of January 1, 2005)	$60,029

(d)         Represents (i) the difference between the preliminary fair value estimate of the Business’ identified intangible assets (supply contracts and relationships) and their historical book value, and (ii) deferred financing costs (primarily the discount extended to the initial purchasers of the senior subordinated convertible notes and the expenses of the offering of the notes) incurred by Nash Finch in connection with the financing transactions (see item (m)), as follows (in thousands):

Deferred financing costs	$4,886
Step up in value of supply contracts and relationships	29,476
Pro forma adjustment to other assets	$34,362

The following table summarizes, based upon Nash Finch’s preliminary assessment, the identified intangible asset categories and average amortization periods (in thousands):

	Amortization Period	Fair Value
Finite-life intangibles assets
Supply contracts and relationships	20 years	$34,600
Deferred financing costs	8 years	4,886

Indefinite-life intangible assets

Goodwill		93,908
Total pro forma intangibles assets		$133,394

(e)          Represents additional cash of $0.6 million required for the acquisition transaction. Such cash was on hand on the March 31, 2005 closing date of the acquisition, but not on hand as of January 1, 2005, the date of the pro forma combined balance sheet.

(f)            Consists of $2.1 million in estimated professional service and other external acquisition costs.

(g)         Aggregate issue price of senior subordinated convertible notes due 2035, proceeds of which were used to finance the acquisition (see item (m)).

(h)         Borrowings under Nash Finch’s senior secured credit facility used to finance the acquisition (see item (m)).

(i)             Elimination of Roundy’s investment in the Business.

(j)             Reflects the reclassification of $16.6 million in shipping and handling costs of the Business from selling, general and administrative expense to cost of goods sold in order to conform to the classifications used by Nash Finch.

(k)          Represents the following adjustments to selling, general and administrative expense (in thousands):

Reclassification of certain selling, general and administrative expense (see item(j))	$16,618
Elimination of depreciation expense included in shipping and handling charges allocated to the Business by Roundy’s	3,116
Elimination of pension expense allocated to the Business by Roundy’s for a pension plan not assumed by Nash Finch	1,267
Pro forma adjustment to selling, general and administrative expense	$21,001

(l)                         The adjustment of $5.4 million represents a net increase in depreciation expense of $3.3 million due to the increased value of fixed assets (see item (b)) and a net increase in amortization expense of $2.1 million based on an increased value of supply contracts and relationships (see item (d)).  Property and equipment is depreciated over the remaining useful life of the asset, or when applicable, the term of the lease, whichever is shorter.   Intangible assets are amortized over useful lives of up to 20 years.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined statements of operations do not include goodwill amortization.

(m)                 Additional interest expense resulting from the following financing transactions related to the purchase of the Business (in thousands):

Borrowings under senior secured credit facility	$3,430
Senior subordinated convertibles notes due 2035	5,253
Commitment fee for bridge facility	750
Deferred financing cost amortization	611
Additional pro forma interest expense	$10,044

Eliminate interest allocated by Roundy’s to the Business	(3,861)
Total net pro forma adjustment for interest expense	$6,183

The acquisition was financed primarily through the issuance by Nash Finch of $150.1 million in aggregate issue price (or $322 million in principal amount due at maturity) of senior subordinated convertible notes due 2035, and $70 million in borrowings under Nash Finch’s senior secured credit facility.  The notes were issued in a Rule 144A private placement on March 15, 2005.

Cash interest at the rate of 3.5% per year is payable semi-annually on the issue price of the notes until March 15, 2013.  Borrowings to finance the acquisition under the senior secured credit facility bear interest at the Eurodollar rate plus a margin spread that is dependent on Nash Finch’s total leverage ratio.  Eurodollar rate borrowings to finance the acquisition have to date had effective interest rates ranging between 4.5% and 4.9 % per year.  For purposes of the pro forma adjustments to interest expense, an annual interest rate of 4.9% has been utilized.

(n)                     Represents the net adjustment to calculate the pro forma tax expense of Nash Finch. The pro forma tax effect of the adjustments made to the Business was calculated based on the

Business effective rate at January 1, 2005. The tax expense of the subsequent pro forma adjustments was calculated at the effective income tax rate of Nash Finch Company.

Note 4 – Unaudited Pro Forma Combined Earnings Per Common Share

Pro forma combined basic and diluted earnings per common share is computed by dividing (i) pro forma combined net earnings by (ii) basic and diluted shares outstanding, respectively,  as of January 1, 2005.

The issuance of senior subordinated convertible notes to finance the acquisition did not have a dilutive effect on pro forma combined earnings per share since the market price of Nash Finch common stock at January 1, 2005 was below the conversion price of the notes.